Exhibit 3.1

AMENDMENTS TO THE

THIRD RESTATED CERTIFICATE OF FORMATION

OF

HASTINGS ENTERTAINMENT, INC.

There are no amendments to ARTICLE ONE of the Third Restated Certificate of Formation.

1.	ARTICLE TWO is amended to read in its entirety as follows:

ARTICLE TWO

PURPOSE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which a for-profit corporation may be formed under the Business Organizations Code of the State of Texas (the “TBOC”).

2.	ARTICLE THREE is amended to read in its entirety as follows:

ARTICLE THREE

CAPITALIZATION

Section 3.1 Authorized Shares. The total number of shares of all classes the Corporation is authorized to issue is 1,000 shares, par value $0.0001 per share (the “Common Shares”).

Section 3.2 Common Shares.

a. The holders of Common Shares shall be entitled to one vote for each such share on each matter properly submitted to the shareholders on which the holders of Common Shares are entitled to vote. Except as otherwise provided by law or this Certificate, at any annual or special meeting of the shareholders the Common Shares shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders.

b. The holders of Common Shares shall be entitled to receive such dividends and other distributions when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor.

c. In the event of any voluntary or involuntary winding-up or termination of the Corporation, after payment or provision for payment of the debts, liabilities and obligations of the Corporation, the holders of Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of Common Shares held by them.

3.	ARTICLE FOUR is amended to read in its entirety as follows:

ARTICLE FOUR

REGISTERED AGENT

The address of the Corporation’s registered office is 3601 Plains Boulevard, Amarillo, Texas 79102 and the name of its registered agent at such address is Philip McConnell.

4.	ARTICLE FIVE is amended to read in its entirety as follows:

ARTICLE FIVE

DIRECTOR

The number of directors constituting the Board is set at one (1) until changed in the manner provided in the bylaws of the Corporation. The name and address of the person who is the current director, who shall serve until the next annual meeting of shareholders or until his successor is duly elected and qualified is as follows:

NAME & ADDRESS

Joel Weinshanker

603 Sweetland Avenue

Hillside, NJ 07205

5.	ARTICLE SIX is amended to read in its entirety as follows:

ARTICLE SIX

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

Any action required to be taken at any annual or special meeting of shareholders, and any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which holders of all shares entitled to vote on the action were present and voted.

6.	ARTICLE SEVEN is amended to read in its entirety as follows:

ARTICLE SEVEN

LIMITED LIABILITY; INDEMNIFICATION

Section 7.1 Limitation of Liability. No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for an act or omission in such person’s capacity as a director of the Corporation, except to the extent such limitation or elimination of liability is not permitted by applicable law, as the same exists or hereafter may be changed. If applicable law is hereafter changed to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its shareholders shall be limited or eliminated to the fullest extent permitted by applicable law, as so changed. Any repeal or amendment of this Section 7.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification.

a. Each person who was or is a respondent or defendant, or is threatened to be made a respondent or defendant, or testifies or otherwise participates, in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (any of the foregoing hereinafter called a “proceeding”), whether or not by or in the right of the Corporation, because such person is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary of another foreign or domestic corporation, limited or general partnership, limited liability company, business trust, real estate investment trust, joint venture, joint stock company, cooperative, association, bank, insurance company, credit union, association, proprietorship, trust, employee benefit plan, other enterprise or other organization (hereinafter a “Covered Person”) shall be indemnified by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be changed, against all judgments (including arbitration awards), court costs, penalties, excise and similar taxes, fines, settlements, reasonable attorneys’ fees and other expenses (all of the foregoing hereinafter called “expenses”) actually incurred by such person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, partner, venturer, proprietor, trustee, employee, administrator, agent or similar functionary and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid or reimbursed by the Corporation the reasonable expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition upon receipt by the Corporation of a written affirmation by the Covered Person of the Covered Person’s good faith belief that the person has met the standard of conduct necessary for indemnification under the TBOC and a written undertaking by or on behalf of the person to repay all amounts so advanced if it shall be ultimately determined by final judicial decision from which there is no further right to appeal that the Covered Person has not met that standard or that indemnification of the Covered Person against expenses incurred by such person in connection with that proceeding is prohibited by the TBOC.

b. The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the bylaws of the Corporation, an agreement, vote of shareholders or disinterested directors, or otherwise.

c. Any repeal or amendment of this Section 7.2 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2 , will, unless otherwise required by law, be prospective only (except to the extent such amendment, change in law or adoption permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

d. This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

7.	ARTICLE EIGHT is amended to read in its entirety as follows:

ARTICLE EIGHT

SHAREHOLDER VOTE ON CERTAIN MATTERS

Except as otherwise provided in this Certificate, the vote of shareholders required for approval of any action for which the TBOC requires a shareholder vote, shall, if a greater vote of shareholders is provided for by the TBOC, instead be the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote as a class thereon, in which event the vote required shall be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and a majority of the outstanding shares otherwise entitled to vote thereon. This document becomes effective when the document is filed by the Secretary of State of the State of Texas.

8.	The remaining Articles of the Third Restated Certificate of Formation (ARTICLE NINE, ARTICLE TEN, ARTICLE ELEVEN, ARTICLE TWELVE, ARTICLE THIRTEEN, AND ARTICLE FOURTEEN) are deleted in their entirety.